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                                                                     Exhibit 5.1

                                 August 26, 2004

Olympic Steel, Inc.
5096 Richmond Road
Cleveland, Ohio 44146

      Re:    Olympic Steel, Inc., an Ohio corporation (the "Company").

Gentlemen:

We have acted as counsel for the Company in connection with the preparation and filing of a registration statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the proposed offering of up to 2,817,500 Common Shares of the Company (the "Shares") to be sold by the Company and certain selling shareholders listed in the Registration Statement under the heading "Selling Shareholders" (the "Selling Shareholders").

In so acting, we have examined originals or copies of the following documents:

     a. the Amended and Restated Articles of Incorporation of the Company, as currently in effect;

     b. the Amended and Restated Code of Regulations of the Company, as currently in effect;

     c.  the Registration Statement (including Exhibits thereto);

     d.  a current draft of the Underwriting Agreement; and

     e. such other records relating to the organization of the Company, and such other documents as we deem it necessary to examine as a basis for the opinions set forth herein.

     In rendering the opinions set forth herein, we have assumed: (a) the genuineness of all signatures on all documents listed above; (b) the legal capacity of all natural persons executing all documents listed above; (c) the authenticity of original documents and the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies.

     We have investigated such questions of law for the purpose of rendering the opinions set forth herein as we have deemed necessary. We express no opinion in this letter concerning any law other than the law of the State of Ohio. In rendering the opinions set forth herein, we assume no obligation to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision, or otherwise, or should the facts as they presently exist change.
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      Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

      1. The Company is a corporation validly existing and in good standing under the laws of the State of Ohio.

      2. The Shares to be issued and sold by the Company, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

      3. The Shares to be sold by the Selling Shareholders, when sold in the manner contemplated by the Registration Statement, will be fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading "Legal Matters" as counsel to the Company.

                                      Very truly yours,



                                      KAHN KLEINMAN
                                      A Legal Professional Association